Exhibit 23.4
CONSENT OF INDEPENDENT AUDIT FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Waste Services, Inc. of our reports dated June 15, 2009 and June 22, 2009 on the Financial Statements of RIP, Inc. as of and for the nine months ended September 30, 2008 and as of and for the year ended December 31, 2007, respectively, appearing in a Current Report on Form 8-K of Waste Services, Inc. dated December 1, 2008 and filed with the Securities and Exchange Commission on July 13, 2009. Our reports express an unqualified opinion on the financial statements.

/s/ Blackman Kallick, LLP
Blackman Kallick, LLP
Chicago, Illinois
January 26, 2010